UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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Prudential Investment Portfolios 16

(Formerly, Target Asset Allocation Funds)

(Name of Registrant as Specified In Its Charter)

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PRUDENTIAL INVESTMENT PORTFOLIOS 16

(Formerly, Target Asset Allocation Funds)

Target Growth Allocation Fund

Gateway Center Three

100 Mulberry Street

Newark, NJ 07102

We are writing to follow-up on proxy materials that were previously mailed to you regarding the Special Meeting of Shareholders of the Target Growth Allocation Fund (the “Fund”) and to notify you that the Special Meeting of Shareholders of the Fund has been adjourned to June 7, 2013. Our records indicate that we have not received your vote. We urge you to vote as soon as possible so we can obtain a sufficient number of votes to hold the meeting. In the event that sufficient votes to approve a Plan of Reorganization are not received, the persons named as proxies may propose one or more adjournments of the Meeting to permit further solicitation of proxies and this will result in further expenditures. By voting now you will help the Fund save on the cost of additional mailings and calls to shareholders. If you have already voted, we thank you for your participation.

Please Vote Today!

After careful review, the Board has approved the Plan and recommends a vote “FOR” the proposal to approve a Plan of Reorganization as detailed in your proxy statement. A copy of the proxy statement is available by calling the toll free number shown below.

You may think your vote is not important, but your participation is critical to hold the meeting, so please vote immediately.

1-800-431-9642

Your vote is urgently needed! Please vote now to be sure it is received in time for the Fund’s June 7, 2013 Special Meeting of Shareholders.

Target Growth Allocation Fund has made it very easy for you to vote. Choose one of the following methods:

•     Speak to a proxy specialist by calling the number above. We can answer your questions and record your vote. (Open: M-F 8am – 10pm, Sat 11am – 5pm ET)

•     Log on to the website noted on the enclosed proxy card and enter your control number printed on the card, and vote by following the on-screen prompts.

•     Call the phone number on the enclosed proxy card: Enter the control number printed on the card and follow the touchtone prompts.

•     Mail in your signed proxy card in the envelope provided.

Voting takes only a few minutes. Thank you for your participation in this important matter.